UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2014

Samson Oil & Gas Limited

(Exact name of registrant as specified in its charter)

Australia	001-33578	N/A
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

Level 16, AMP Building 140 St Georges Terrace Perth, Western Australia 6000

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  011 61 8 9220 9830

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.01 Change in Registrant's Certifying Accountant.

(a) Dismissal of Independent Registered Public Accounting Firm

The Audit Committee (the "Committee") of the Board of Directors Samson Oil & Gas Limited (the "Company") recently conducted a competitive process to determine the Company's independent registered public accounting firm for the fiscal year ending June 30, 2015. As a result of this process, on September 18, 2014, the Committee approved the engagement of Hein & Associates LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2015. On the same date, the Company dismissed PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm, effective immediately.

The reports of PwC on the Company's financial statements for each of the two fiscal years ended June 30, 2014 and 2013, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company's financial statements for the fiscal years ended June 30, 2014 and 2013, and in the subsequent interim period through September 18, 2014, there were no "disagreements" (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures any of which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the matter in their report.

There was a "reportable event" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) during the fiscal year ended June 30, 2014 and the subsequent interim period through September 18, 2014, related to the material weakness in the Company's internal control over financial reporting disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2014 (the "Annual Report"). As disclosed in the Annual Report, the Company concluded that a material weakness existed as of June 30, 2014, in that the Company did not design and maintain effective controls over the completeness and accuracy of our accounting for asset retirement obligations. Specifically, there is a lack of precision in the review of accounting for the asset retirement obligation and the related accretion expenses. This control deficiency resulted in errors in the calculation of the asset retirement obligation inclusive of accretion expense. Additionally, this control deficiency could result in misstatements of the aforementioned accounts and disclosures that would result in a material misstatement of the consolidated financial statements that would not be prevented or detected. Accordingly, our management has determined that this control deficiency constitutes a material weakness. Because of the material weakness, management concluded that the Company did not maintain effective internal control over financial reporting as of June 30, 2014 based on criteria in Internal Control—Integrated Framework (1992) issued by the COSO. Accordingly, the report of PwC on the Company's internal control over financial reporting as of June 30, 2014, which was included in the Annual Report, contained an adverse opinion thereon. The Committee has discussed the material weakness in its internal control over financial reporting with PwC and has authorized PwC to respond fully to the inquiries of Hein & Associates LLP concerning such material weakness.

During the fiscal year ended June 30, 2013, there was no reportable event.

The Company has requested that PwC furnish the Company with a letter addressed to the United States Securities and Exchange Commission stating whether it agrees with the statements contained herein. A copy of PwC's letter, dated September 22, 2014, is filed as Exhibit 16.1 to this Form 8-K.

(b) Engagement of New Independent Registered Public Accounting Firm

As set forth above, on September 18, 2014, the Committee engaged Hein & Associates LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2015. During the fiscal years ended June 30, 2014 and 2013 and through September 18, 2014, neither the Company, nor anyone on its behalf, has consulted Hein & Associates LLP with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided to the Company that Hein & Associates LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, except as described in the last sentence of this paragraph; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K), expect as described in last sentence of this paragraph. During fiscal years ended June 30, 2014 and 2013, the Company consulted with Hein & Associates LLP on certain matters related to internal control over financial reporting, including the material weakness described above, and certain matters related to the Company’s calculation and presentation of its tax provision.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
16.1	Letter from PricewaterhouseCoopers LLP dated September 22, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 22, 2014

Samson Oil & Gas Limited

By:	/s/ Robyn Lamont
Robyn Lamont
Chief Financial Officer